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Barbara Hasenstab News Release No.: 06-07

216-797-8798 Release Date: April 27, 2006

ASSOCIATED ESTATES REALTY CORPORATION REPORTS FIRST QUARTER RESULTS

Property Operations Ahead of Expectations

Cleveland, Ohio - April 27, 2006 - Associated Estates Realty Corporation (NYSE: AEC) today reported a net loss applicable to common shares of $8,885,000 or $0.51 per common share (basic and diluted), for the first quarter ended March 31, 2006, compared with a net loss applicable to common shares of $6,843,000, or $0.35 per common share (basic and diluted), for the first quarter ended March 31, 2005.

Funds from operations (FFO) for the quarter were $(0.02) per common share (basic and diluted), compared with $0.09 per common share (basic and diluted) for the first quarter ended March 31, 2005.

The results for the first quarter of 2006 include $3.6 million in defeasance costs associated with the prepayment of $35.3 million in debt. Excluding these costs, FFO for the first quarter of 2006 would have been $0.19 per common share (basic and diluted). Excluding non-cash redemption costs of approximately $2.2 million, or $0.11 per share associated with the redemption of the Company's Class A Shares in January 2005, FFO for the first quarter of 2005 would have been $0.20 per common share (basic and diluted).

A reconciliation of net (loss) income applicable to common shares to FFO is included in the table at the end of this press release and in the Company's supplemental financial information to be furnished with this earnings release to the Securities and Exchange Commission on Form 8K.

Total revenues for the quarter were $38,618,000, compared with $34,840,000 for the first quarter of 2005, an increase of 10.8 percent.

Additional quarterly financial information, including performance by region for the Company's same store portfolio, is included in the Company's supplemental fact booklet, which is available on the "Investor Relations" section of the Company's web site at www.aecrealty.com, or by clicking on the following link: http://www.snl.com/interactive/ir/corp.asp?iid=103102.

Same Store (Market-Rate) Portfolio

Revenues for the quarter from the Company's same store (market-rate) portfolio were up 5.5 percent, and total property operating expenses for the same store (market-rate) portfolio increased 9.3 percent, resulting in a 2.0 percent increase in net operating income (NOI), compared with the first quarter of 2005. Physical occupancy was 94.6 percent at the end of the first quarter of 2006 compared with 92.6 percent at the end of the first quarter of 2005.

For the first quarter, the average net collected rent per unit for the same store (market-rate) properties increased 5.4 percent to $706 per month, compared with the first quarter of 2005. Net collected rent per unit for the Company's same store (market-rate) Midwest portfolio grew 4.1 percent, while net collected rent per unit for the Company's same store (market-rate) properties in the Mid-Atlantic/Southeast markets grew 9.5 percent.

"We are pleased with the strong revenue growth in our same-store portfolio," said John T. Shannon, Senior Vice President of Operations. Mr. Shannon noted that these stronger revenues were driven by higher occupancy, which contributed growth of approximately 1.9 percent and a combination of reduced concessions and increased rental rates, which contributed growth of approximately 3.6 percent.

"We expect the momentum from our same-store portfolio performance in the first quarter to continue to drive our results in the coming quarters," he added.

Sequential Same Store (Market-Rate) Portfolio

On a sequential quarterly basis, revenues from the Company's same store (market-rate) portfolio were up 1.5 percent, and the average net collected rent per unit for the same store (market-rate) properties increased 1.7 percent in the first quarter, compared with the fourth quarter of 2005.

Stock Repurchase

In 2005, the Company's Board of Directors approved a $50 million stock repurchase program. During the first quarter of 2006, the Company purchased 985,225 shares at an average price of $10.34 per share, bringing the total shares repurchased under this program to 2,803,925 shares at an average price of $9.83 per share.

Dispositions

The Company said it still expects to sell at least $75 million of assets during 2006.

Outlook

"Our first quarter FFO per share, excluding defeasance costs, was on the high end of our expectations," said Lou Fatica, Vice President, Chief Financial Officer and Treasurer.

"The majority of our FFO contributions are anticipated to be delivered in the second half of the year as a result of the expected timing of property sales, the redistribution of sales proceeds to pay down debt, and the historically seasonal low FFO experienced during the first quarter," he added.

"We are reiterating our expected FFO per share guidance of $0.98 to $1.02 per share for the year, excluding the effect of defeasance costs," said Fatica.

Assumptions relating to the Company's earnings guidance can be found on page 19 of the first quarter 2006 supplemental fact booklet posted on the Company's website at www.aecrealty.com.

Conference Call

A conference call to discuss the results will be held today, Thursday, April 27, at 2:00 p.m. Eastern. To participate in the call:

Via Telephone: The dial in number is 800-362-0571, and the passcode is "Estates."

Via the Internet (listen only): Access the Investor Relations page on the Company's website at www.aecrealty.com. Please log on at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software. Select the "Live Webcast" link at the top of the page and follow the brief instructions to register for the event. The webcast will be archived through May 11, 2006.

Safe Harbor Statement

This news release contains forward-looking statements based on current judgments and knowledge of management, which are subject to certain risks, trends and uncertainties that could cause actual results to vary from those projected, including but not limited to, expectations regarding the Company's 2006 performance, which are based on certain assumptions. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. These forward-looking statements are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words "expects," "projects," "believes," "plans," "anticipates," and similar expressions are intended to identify forward-looking statements. Investors are cautioned that the Company's forward-looking statements involve risks and uncertainty, that could cause actual results to differ from estimates or projections contained in these forward-looking statements, including without limitation the following: changes in the economic climate in the markets in which the Company owns and manages properties, including interest rates, the overall level of economic activity, the availability of consumer credit and mortgage financing, unemployment rates and other factors; risks of a lessening of demand for the multifamily units owned or managed by the Company; competition from other available multifamily units and changes in market rental rates; increases in property and liability insurance costs; changes in real estate taxes and other operating expenses (e.g., cleaning, utilities, repair and maintenance costs, insurance and administrative costs, security, landscaping, staffing and other general costs); changes in government regulations affecting properties the rents of which are subsidized and certain aspects of which are regulated by the United States Department of Housing and Urban Development ("HUD") and other properties owned by the Company; changes in or termination of contracts relating to third party management and advisory business; inability to renew current contracts with HUD for rent-subsidized properties at existing rents; weather and other conditions that might adversely affect operating expenses; expenditures that cannot be anticipated such as utility rate and usage increases, unanticipated repairs, and real estate tax valuation reassessments or millage rate increases; inability of the Company to control operating expenses or achieve increases in revenues; the results of litigation filed or to be filed against the Company; changes in tax legislation; risks related to the Company's joint ventures; risks of personal injury claims and property damage related to mold claims because of diminished insurance coverage; catastrophic property damage losses that are not covered by the Company's insurance; risks associated with property acquisitions such as environmental liability, among others; changes in market conditions that may limit or prevent the Company from acquiring or selling properties; and risks related to the perception of residents and prospective residents as to the attractiveness, convenience and safety of the Company's properties or the neighborhoods in which they are located.

Company Profile

Associated Estates Realty Corporation, one of the largest multifamily property owners in the United States, is a real estate investment trust ("REIT"), headquartered in Richmond Heights, Ohio, a suburb of Cleveland. The Company directly or indirectly owns, manages, or is a joint venture partner in 110 multifamily properties containing a total of 23,511 units located in 11 states.

ASSOCIATED ESTATES REALTY CORPORATION
Financial Highlights
(in thousands, except per share data)

	For the Three Months
	Ended March 31,
	2006	2005
Total revenue	$ 38,618	$ 34,840
Net (loss) income	(7,623)	(3,334)

Net (loss) income applicable to common shares (1)	(8,885)	(6,843)

Add: Depreciation - real estate assets	7,886	8,127
Depreciation - real estate assets - joint ventures	240	240
Amortization of joint venture deferred costs	9	8
Amortization of intangible assets	440	244

Funds from operations (FFO) (2)	(310)	1,776

Funds from operations (FFO) adjusted for defeasance costs and/or
preferred share redemption costs (3)	3,249	3,939

Add: Depreciation - other assets	363	425
Depreciation - other assets - joint ventures	44	51
Amortization of deferred financing fees	281	272
Amortization of deferred financing fees - joint ventures	12	7
Less: Fixed asset additions	(1,272)	(961)
Fixed asset additions - joint ventures	(22)	(13)
Funds available for distribution (FAD) (4)	$ 2,655	$ 3,720

Per share:
Net (loss) income applicable to common shares - basic and diluted (1)	$ (0.51)	$ (.35)
Funds from operations - basic and diluted (2)	$ (0.02)	$ 0.09
- adjusted for defeasance costs and/or
preferred share redemption costs (4)	$ 0.19	$ 0.20
Dividends per share	$ 0.17	$ 0.17
Weighted average shares outstanding - basic and diluted	17,283	19,579

(1) After dividends and original costs associated with the preferred share redemption, of $1,262 and $3,509, equivalent to $0.07 and $0.18 per common share, respectively.

(2) The Company defines funds from operations (FFO) as the inclusion of all operating results, both recurring and non-recurring, except those results defined as "extraordinary items" under generally accepted accounting principles (GAAP), adjusted for depreciation on real estate assets and amortization of intangible assets and gains and losses from the disposition of properties and land. Adjustments for joint ventures are calculated to reflect FFO on the same basis. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs and should not be considered an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flow as a measure of liquidity. The Company generally considers FFO to be a useful measure for reviewing the comparative operating and financial performance of the Company because FFO can help one compare the operating performance of a company's real estate between periods or as compared to different REITs. It should be noted, however, that certain other real estate companies may define FFO in a different manner.

(3) The Company defines FFO excluding defeasance costs and/or preferred redemption costs as FFO, as defined above, plus the add back of the defeasance costs of $3,560,000 for the quarter ended March 21, 2006 and/or the $2,163,000 original issuance costs associated with the redemption of preferred shares for the quarter ended March 31, 2005. In accordance with GAAP, the defeasance costs are included as interest expense in the Company's Consolidated Statement of Operations. These costs are the costs associated with the defeasance (prepayment) of four loans. Also, in accordance with GAAP, the Company reclassified the original issuance costs associated with the redemption of the Series A Preferred Shares in January 2005. The Company is providing this calculation as an alternative FFO calculation as it considers it a more appropriate measure of comparing the operating performance of a company's real estate between periods or as compared to different REITs.

(4) The Company defines FAD as FFO plus depreciation other and amortization of deferred financing fees less recurring fixed asset additions. Fixed asset additions exclude development, investment, revenue enhancing and non-recurring capital additions. Adjustments for joint ventures are calculated to reflect FAD on the same basis. The Company considers FAD to be an appropriate supplemental measure of the performance of an equity REIT because, like FFO, it captures real estate performance by excluding gains or losses from the disposition of properties and land and depreciation on real estate assets and amortization of intangible assets. Unlike FFO, FAD also reflects that recurring capital expenditures are necessary to maintain the associated real estate.

Should you have any questions concerning this release, please contact: Barbara E. Hasenstab, Vice President of Investor Relations and Corporate Communications, 216-797-8798 or IR@aecrealty.com. The full text and supplemental schedules of this press release are available on AEC's home page at www.aecrealty.com. To receive a copy of the results by mail or fax, please contact Investor Relations at 1-800-440-2372, ext. 8752. AEC's web site is linked to Sharebuilder, an online service that allows investments in shares of AEC common stock directly on a recurring basis. For more information, access the Investor Relations "News" section of www.aecrealty.com